Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
May 12, 2009
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC RELEASES FIRST QUARTER 2009 FINANCIAL RESULTS

Summary

•	First quarter 2009 net loss of $9.9 billion, or $3.14 per diluted common share, compared to a net loss of $23.9 billion, or $7.37 per diluted common share, in the fourth quarter of 2008.

•	Foreclosure prevention efforts helped approximately 40,000 borrowers stay in their homes or sell their properties in the first quarter. To further these efforts, the company implemented the Freddie Mac Relief Refinance MortgageSM and the Home Affordable Modification program — two new initiatives in support of the Obama Administration’s Making Home Affordable Program (MHA Program).

•	During the first quarter of 2009, Freddie Mac purchased or guaranteed $148 billion in mortgage loans and mortgage-related securities, helping to finance more than 500,000 single-family homes and over 70,000 units of rental housing.

•	With 30-year fixed mortgage rates near historic lows, the company’s single-family refinancing-loan purchase volume during the first quarter of 2009 increased to approximately $95 billion, nearly four times the refinancing volume the company experienced during the fourth quarter of 2008.

•	Provision for credit losses of $8.8 billion for the first quarter of 2009, compared to $7.0 billion for the fourth quarter of 2008, reflecting continued increases in the number of delinquent loans, delinquency rates and estimated severity of losses driven by ongoing deterioration of housing and credit market conditions.

•	Security impairments on the company’s available-for-sale securities of $7.1 billion for the first quarter of 2009, compared to $7.5 billion for the fourth quarter of 2008, primarily due to sustained deterioration in the performance of the collateral underlying the company’s non-agency mortgage-related securities.

•	Net interest income of $3.9 billion for the first quarter of 2009, compared to $2.6 billion for the fourth quarter of 2008, mainly driven by lower funding costs.

•	Freddie Mac’s Conservator has submitted a request to the U.S. Department of the Treasury (Treasury) for an additional $6.1 billion in funding for the company under the Senior Preferred Stock Purchase Agreement (Purchase Agreement) with Treasury.

Freddie Mac First Quarter 2009 Financial Results
May 12, 2009

McLean, VA — Freddie Mac (NYSE:FRE) today reported a net loss of $9.9 billion, or $3.14 per diluted common share, for the quarter ended March 31, 2009, compared to a net loss of $23.9 billion, or $7.37 per diluted common share, for the fourth quarter of 2008.

“This was another difficult quarter for Freddie Mac, as declining home prices and the weak economy continued to take a toll on our results,” said Freddie Mac Interim Chief Executive Officer John Koskinen. “Despite these challenges, we continued to play a leading role in the housing recovery by injecting $148 billion of liquidity into the market, helping to drive mortgage rates to historic lows and preventing foreclosures for 40,000 homeowners.

“All of us at Freddie Mac remain focused on our most important mission — preserving homeownership for America’s families. We have aligned our resources to support the Administration’s Making Home Affordable Program, which will help us keep millions more borrowers in their homes. We are committed to continuing to help borrowers lower their payments through refinancing and to employ innovative loss mitigation strategies whenever possible to prevent foreclosures.

“While we expect the coming quarters to be difficult, we are seeing preliminary signs of slowing in home price declines as low mortgage rates and high affordability take hold, and conforming mortgage credit to prime borrowers continues to be widely available.”

First quarter 2009 results were driven primarily by $9.1 billion in credit-related expenses related to the continued severe economic conditions during the first quarter, including declines in home prices, further deterioration in labor markets, and a drop in consumer confidence to record lows. In addition, the company recorded $7.1 billion in security impairments on available-for-sale securities primarily due to sustained deterioration in the performance of the collateral underlying the company’s non-agency mortgage-related securities. These results were partially offset by net mark-to-market gains of $3.8 billion on the company’s derivative portfolio, guarantee asset and trading securities mainly due to impacts of increases in long-term interest rates and spread tightening.

In the first quarter of 2009, the company recognized an additional valuation allowance of $3.1 billion against its net deferred tax assets.

The company had a net worth deficit of $6.0 billion at March 31, 2009, as a result of the first quarter 2009 net loss, partially offset by a decrease in unrealized losses on available-for-sale securities recorded in accumulated other comprehensive income (loss) (AOCI). Net worth represents the difference between the company’s assets and liabilities under generally accepted accounting principles (GAAP) and is equal to the company’s total equity (deficit). Pursuant to Treasury’s funding commitment under the Purchase Agreement, the Director of the Federal Housing Finance Agency (FHFA) has submitted a request to Treasury for funding in the amount of $6.1 billion, which reflects rounding of the company’s net worth deficit up to the nearest $100 million. The company expects to receive such funds by June 30, 2009.

On May 6, 2009, Treasury and FHFA, acting on Freddie Mac’s behalf in its capacity as conservator, entered into an amendment to the Purchase Agreement between the company and Treasury. Under the amendment, Treasury increased its funding commitment to $200 billion from $100 billion, increased the size of the mortgage-related investments portfolio allowed under the

Freddie Mac First Quarter 2009 Financial Results
May 12, 2009

agreement by $50 billion to $900 billion at December 31, 2009, and increased the allowable debt outstanding to $1,080 billion until December 31, 2010.

As a result of the $6.1 billion draw, the aggregate liquidation preference of the company’s senior preferred stock will increase to $51.7 billion. In addition, the amount remaining under Treasury’s $200 billion funding commitment will be $149.3 billion, which does not include the $1 billion of senior preferred stock issued to Treasury as initial consideration for its funding commitment.

Based on the aggregate liquidation preference of $51.7 billion, Treasury, the holder of the senior preferred stock, will be entitled to annual cash dividends of approximately $5.2 billion. The company paid a quarterly dividend of $370 million in cash on the senior preferred stock to Treasury on March 31, 2009 at the direction of the Conservator.

The company’s net worth, and consequently draws under the Purchase Agreement, could vary significantly in future periods due to changes in market and credit conditions and other factors. For a discussion of factors that could affect the level and volatility of the company’s net worth, see “LIQUIDITY AND CAPITAL RESOURCES — Capital Adequacy” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Freddie Mac is under conservatorship and is dependent upon the continued support of Treasury and FHFA in order to continue operating its business.

GAAP Results

	Three Months Ended

($ in millions)	March 31, 2009	December 31, 2008(1)	March 31, 2008(1)

Net interest income	$3,859	$2,625	$798
Management and guarantee income	780	992	789
Other non-interest loss	(3,868)	(19,434)	(175)

Total revenues	771	(15,817)	1,412

Administrative expenses	(372)	(396)	(397)
Credit-related expenses	(9,097)	(7,244)	(1,448)
Other non-interest expense	(2,090)	(1,362)	(138)

Total expenses	(11,559)	(9,002)	(1,983)

Loss before income tax benefit	(10,788)	(24,819)	(571)
Income tax benefit	937	967	422

Net loss	$(9,851)	$(23,852)	$(149)
Less: Net (income) attributable to noncontrolling interest	—	—	(2)

Net loss attributable to Freddie Mac	$(9,851)	$(23,852)	$(151)

Senior preferred stock dividends declared	$(370)	$(172)	$—

Total equity (deficit) / GAAP net worth (at period end)(2)	$(6,008)	$(30,634)	$16,160

AOCI, net of taxes (at period end)	$(28,303)	$(32,357)	$(22,296)

(1)	Certain amounts in prior periods have been reclassified to conform to the current presentation.
(2)	Net worth represents the difference between the company’s assets and liabilities under GAAP. With the company’s adoption of SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (SFAS 160) on January 1, 2009, its net worth is now equal to its total equity (deficit). Prior to adoption of SFAS 160, the company’s total stockholders’ equity (deficit) was substantially the same as its net worth except that it excluded noncontrolling interests (previously referred to as minority interests). As a result of SFAS 160, noncontrolling interests are now classified as part of total equity (deficit). Prior periods have been restated to reflect this adoption.

Freddie Mac First Quarter 2009 Financial Results
May 12, 2009

Net interest income for the first quarter of 2009 was $3.9 billion, up $1.2 billion from $2.6 billion in the fourth quarter of 2008. The increase in net interest income for the first quarter of 2009, compared to the fourth quarter of 2008, was primarily driven by lower short- and long-term funding costs and continued funding of fixed-rate assets with a higher portion of short-term debt in a steepening yield curve environment.

Management and guarantee income for the first quarter of 2009 was $780 million, compared to $992 million in the fourth quarter of 2008. This decrease reflects reduced amortization income related to certain pre-2003 deferred fees due to the increase in forecasted interest rates resulting in a decrease in projected prepayments.

Other non-interest loss for the first quarter of 2009 was $3.9 billion, compared to $19.4 billion in the fourth quarter of 2008.  During the first quarter of 2009, the company recognized net mark-to-market gains of $3.8 billion on its derivative portfolio, guarantee asset and trading securities mainly driven by increased long-term interest rates and spread tightening, compared to net mark-to-market losses of $13.3 billion incurred in the fourth quarter of 2008 as a result of declining interest rates and widening spreads.

Other non-interest loss for the first quarter of 2009 included $7.1 billion related to other-than-temporary impairments on the company’s available-for-sale securities, compared to $7.5 billion in the fourth quarter of 2008, primarily due to sustained deterioration in the performance of the collateral underlying the company’s non-agency mortgage-related securities.

Income on the guarantee obligation for the first quarter of 2009 was $0.9 billion, compared to $2.1 billion in the fourth quarter of 2008. The decrease reflected the accelerated amortization income the company recognized on its guarantee obligation during the fourth quarter of 2008 due to significant declines in home prices.

Administrative expenses totaled $372 million for the first quarter of 2009, compared to $396 million for the fourth quarter of 2008. The decrease was due to a reduction in employee short-term performance compensation and a decrease in the company’s use of consultants.

Credit-related expenses, consisting of provision for credit losses and real estate owned (REO) operations expense, were $9.1 billion for the first quarter of 2009, compared to $7.2 billion for the fourth quarter of 2008. In November 2008, the company announced a suspension of foreclosure transfers of occupied homes, which remained in effect until January 31, 2009, and was renewed from February 14, 2009 through March 6, 2009. Beginning March 7, 2009, the company suspended foreclosure transfers of owner-occupied homes where the borrower is eligible for modification under the MHA Program. While suspensions of foreclosure transfers reduced the company’s actual charge-offs during the first quarter, the company’s reserve for credit losses included expected losses on those foreclosure transfers that are currently suspended but are expected to occur in future periods.

Provision for credit losses was $8.8 billion for the first quarter of 2009, compared to $7.0 billion for the fourth quarter of 2008. The provision in the first quarter reflects continued credit deterioration in the company’s single-family mortgage portfolio. The company recorded a $7.1 billion increase in its reserves for credit losses as a result of higher counts of delinquent loans, increases in delinquency

Freddie Mac First Quarter 2009 Financial Results
May 12, 2009

rates as well as delinquency transition rates, and a higher severity of losses on a per-property basis. Freddie Mac expects its provision for credit losses will likely remain high in 2009.

REO operations expense was $306 million for the first quarter of 2009, up from $291 million in the fourth quarter of 2008. The increase was driven by higher disposition losses as a result of increased disposition volumes during the first quarter, partially offset by a decrease in market-based write-downs.

Other non-interest expense for the first quarter of 2009 was $2.1 billion, compared to $1.4 billion in the fourth quarter of 2008. The increased expense was primarily related to losses of $2.0 billion on delinquent and modified loans purchased from PC pools for the first quarter of 2009, compared to $1.2 billion for the fourth quarter of 2008, due to both a significant increase in the volume and, to a lesser extent, a decline in the fair value of loans purchased from PC pools. Freddie Mac expects these losses to continue to increase in 2009, especially as the company begins to purchase single-family loans modified under the Home Affordable Modification program.

Income tax benefit for the first quarter of 2009 was $937 million, compared to a $967 million income tax benefit in the fourth quarter of 2008. The tax benefit for the first quarter primarily resulted from current year tax deductions related to expected credit-related principal losses on the company’s non-agency mortgage-related securities.

Freddie Mac established a partial valuation allowance against its net deferred tax assets during the third quarter of 2008, and recorded an additional allowance during the fourth quarter of 2008, as a result of the events and developments related to the conservatorship of the company, other events in the market, and related difficulty in forecasting future profit levels on a continuing basis. The company is required to continually assess the deferred tax asset valuation allowance for impairment. In the first quarter of 2009, an additional valuation allowance of $3.1 billion was recorded against the company’s net deferred tax assets. For additional information about the company’s deferred tax assets, see “NOTE 12: INCOME TAXES” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

After recording the valuation allowance in the first quarter of 2009, the company had a remaining deferred tax asset of $13.3 billion representing the tax effect of net unrealized losses on its available-for-sale securities, which management currently believes is more likely than not to be realized because of its intent and ability to hold these securities until the unrealized losses are recovered.

Loss per diluted common share was $3.14 for the first quarter of 2009, compared to a loss of $7.37 for the fourth quarter of 2008. The per-share figures take into account the dilutive effect of the common stock warrant issued to Treasury in connection with the execution of the Purchase Agreement in September 2008.

AOCI, net of taxes as of March 31, 2009 was a loss of $28.3 billion, compared to a loss of $32.4 billion as of December 31, 2008. The decreased losses recorded in AOCI of $4.1 billion for the first quarter of 2009 were attributable to mark-to-market effects related to the company’s available-for-sale securities that are reported at fair value as a component of AOCI and the recognition of certain unrealized losses as other-than-temporary impairments.

Freddie Mac First Quarter 2009 Financial Results
May 12, 2009

For a discussion of results, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

For a discussion of risks and uncertainties that could adversely affect the company’s business, financial condition, results of operations, capital position, cash flows, strategies and/or prospects, see “ITEM 1A. RISK FACTORS” and “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and “ITEM 1. BUSINESS”, “ITEM 1A. RISK FACTORS” and “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Foreclosure Prevention and Refinancing Activities

On March 4, 2009, Freddie Mac launched the Freddie Mac Relief Refinance MortgageSM and implemented the Home Affordable Modification program, two new mortgage initiatives under the MHA Program. These initiatives will help families with Freddie Mac-owned mortgages that are delinquent, at-risk of default or struggling to refinance because of declining property values. In addition, Freddie Mac will play an important role in administering the MHA Program, acting as the program compliance agent for foreclosure prevention activities.

During the first quarter, Freddie Mac undertook a number of additional initiatives to keep borrowers in their homes whenever possible. These include:

•	Suspension of foreclosure transfers on occupied properties.

•	An extension of the suspension of foreclosure transfers for mortgages eligible for the Home Affordable Modification program.

•	The introduction of the REO Rental initiative that allows qualified owner-occupants and tenants who reside in homes that the company has acquired through foreclosure the option to lease the homes on a month-to-month basis.

•	A pilot workout strategy for high-risk loans designed to keep more at-risk borrowers in their homes by employing third-party servicers that specialize in servicing Alt-A and other types of high-risk loans.

During the first quarter, Freddie Mac’s foreclosure prevention efforts (including those undertaken in conjunction with its servicers) helped approximately 40,000 borrowers stay in their homes or sell their properties using the following delinquency resolution methods (measured in number of loans):

•	Total loan modifications of 24,623

•	Repayment plans of 10,459

•	Forbearance agreements of 1,853

Freddie Mac First Quarter 2009 Financial Results
May 12, 2009

•	Pre-foreclosure sales of 3,093

The company’s single-family foreclosure starts ratio, which reflects the number of single-family loans that entered the foreclosure process during the quarter as a percentage of the total number of loans in the company’s single-family portfolio at the end of the quarter, was 61 basis points in the first quarter of 2009. The single-family foreclosure starts ratio for the fourth quarter of 2008 was 41 basis points.

The company’s refinance-loan purchase volume for the first quarter of 2009 was approximately $95 billion, compared to approximately $24 billion during the fourth quarter of 2008. The company estimates that overall more than 1.6 million borrowers refinanced into conventional, conforming loans during the first quarter. By doing so, these borrowers lowered their mortgage payments by more than $2.3 billion in the coming year. Freddie Mac began the purchase of refinance mortgages originated under the MHA Program in April 2009.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and the company’s Consolidated Financial Statements, Core Tables, and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Printed copies of these documents may be obtained free of charge upon request from the company’s Investor Relations department by writing or calling the company at shareholder@freddiemac.com, (703) 903-3883 or (800) 373-3343. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements pertaining to the company’s business and future business plans, capital management, credit losses and credit-related expenses, returns on investments, results of operations and/or financial condition. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, the Federal Reserve, and Treasury, and the impacts of legislation or regulations and new or amended accounting standards, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and Current Reports on Form 8-K, which are available on the Investor Relations page of the

Freddie Mac First Quarter 2009 Financial Results
May 12, 2009

company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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